Exhibit 99.1

News Release – July 23, 2008
Franklin Financial Services Corporation
Kenneth C. Ditzler (717) 261-3665

Franklin Financial reports 19% earnings growth

(Chambersburg, PA) Franklin Financial Services Corporation, the bank holding company of F&M Trust Company, reported earnings of $2,451,000 for the second quarter ended June 30, 2008. This represents a 19.0% increase when compared to earnings of $2,059,000 for the quarter ended June 30, 2007. Net income for the first six months of 2008 was $4,982,000 compared with $4,123,000 for the same period in 2007, an increase of 20.8%.

On a per share basis, diluted earnings were $.64 for the quarter ended June 30, 2008 and $1.30 for the first six months of 2008. This represents a 21.5% increase for the six month period when compared to the $1.07 per share recorded in the same period in 2007.

Total assets at June 30, 2008 reached a record $852.2 million, an increase of 3.0% over total assets of $827.1 million at June 30, 2007. Net loans totaled $607.6 million; an increase of 10.0%, while total deposits and repurchase agreements decreased 5.1% to $676.5 million at June 30, 2008 from totals a year earlier. The market value of trust assets under management slipped 4.3% to $495.9 million on June 30, 2008, reflecting a decline in market valuations.

Franklin Financial is an independent, locally owned and operated bank holding company headquartered in Chambersburg. Its wholly owned subsidiary, F&M Trust has twenty-four community banking offices located throughout Cumberland, Franklin, Fulton and Southern Huntingdon counties in Boiling Springs, Carlisle, Chambersburg, Greencastle, Hustontown, McConnellsburg, Mont Alto, Marion, Newville, Orbisonia, Shippensburg, St. Thomas, Warfordsburg and Waynesboro. Franklin Financial stock is traded on the over-the-counter market under the symbol FRAF.

Certain statements appearing herein which are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements refer to a future period or periods, reflecting management’s current views as to likely future developments, and use words “may,” “will,” “expect,” “believe,” “estimate,” “anticipate,” or similar terms. Because forward-looking statements involve certain risks, uncertainties and other factors over which Franklin Financial Services Corporation has no direct control, actual results could differ materially from those contemplated in such statements. These factors include (but are not limited to) the following: general economic conditions, changes in interest rates, changes in the Corporation’s cost of funds, changes in government monetary policy, changes in government regulation and taxation of financial institutions, changes in the rate of inflation, changes in technology, the intensification of competition within the Corporation’s market area, and other similar factors.